Exhibit 99.1

FOR IMMEDIATE RELEASE: February 14, 2017

Salon Media Group Reports Third Quarter Fiscal 2017 Results

Advertising & Editorial Transition Continues

NEW YORK, NY (February 14, 2017). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three and nine months ending December 31, 2016.

Highlights:

●	Transition from direct to programmatic advertising revenue continues
●	Original editorial video expanded during the quarter; finalist for prominent editorial award
●	Net revenue decreased to $1.2 million from $2.0 million in the same period last year
●	Capital restructuring completed ahead of private placement in January 2017

Net revenue for the period was $1.2 million, a decrease of 37% from the $2.0 million reported for the three months ending December 31, 2015. For the nine months ending December 31, 2016, net revenue was $3.5 million, a decrease of 34% from the $5.3 million reported for the nine months ending December 31, 2015. The decrease in revenue as compared to a year ago was a result of both a decline in direct advertising revenues as we shifted our advertising sales efforts to programmatic advertising, and a decline in traffic compared to the December 31, 2015 quarter that led to a reduction in inventory available for programmatic advertising sales.

Operating expenses for the December 2016 quarter were stable at $2.2 million compared to $2.2 million for the same period last year. For the nine months ending December 31, 2016, operating expenses were $6.2 million, compared to $6.7 million for the same period last year. The decrease in operating expenses for the nine-month period resulted primarily from changes made to the advertising sales team to better match costs with revenue potential, and other cost-cutting measures. The company’s loss from operations for the December 2016 quarter was $5.4 million, compared to a loss of $0.3 million for the same period last year. The company’s loss from operations for the nine months ending December 31, 2016, was $7.1 million, compared to a loss of $1.4 million for the same period last year. The large increase in loss was primarily a result of non-cash charges of $5.3 million related to the recognition of non-cash interest expense and a preferred deemed dividend related to the conversion of Preferred to Common shares and the issuance of debt that were associated with a private placement of preferred stock in January 2017.

We have continued to roll out our strategy to produce original video content focused on news, politics and entertainment under the banner of “Salon Talks.” Our goal is to add high quality diversified content to our Website, and to attract premium video advertising that commands higher cost-per-thousand-impression (CPMs) as compared to display advertising. We achieved nearly 30 million video views during the December 2016 quarter, compared to roughly 300,000 in the December 2015 quarter. We have begun a process to upgrade our video technology so we can better monetize these video views with high CPM pre-roll advertising. As a result of our efforts, we received positive critical recognition as we were selected as a finalist for Magazine Industry Newsletter’s (MIN) 2016 Best of the Web Awards in the category of Scripted/Unscripted Video or Series for our Salon Talks video series.

Average unique visitors to the Salon.com Website during the December 2016 quarter was 13.2 million, a decrease of 16% compared to the December 2015 quarter, and an increase of 11% compared to the September 2016 quarter, according to data compiled by Google Analytics. Traffic was primarily impacted by algorithmic changes in the social media landscape. The increase in traffic to our Website since the September 2016 quarter was largely a result of improved Search Engine Optimization (SEO), and the busy news cycle around the Presidential election.

“This quarter we made some excellent progress in controlling our costs, growing audience and relaunching video into a critically acclaimed property that is beginning to scale,” said Jordan Hoffner, CEO of Salon Media Group. “These pillars will help propel the Salon Media Group towards future growth.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, provocative personal essays, and original editorial video. Salon has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, filed with the SEC on February 14, 2017, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 24, 2016, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

SALON MEDIA GROUP, INC.
BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,	March 31,
	2016	2016 (1)
	(unaudited)
Assets
Current assets:
Cash	$137	$189
Accounts receivable, net of allowance of $15 and $20	793	1,348
Prepaid expenses and other current assets	288	127
Total current assets	1,218	1,664
Property and equipment, net	319	69
Other assets, principally deposits	103	301
Total assets	$1,640	$2,034
Liabilities, Mezzanine Equity and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	100	7,991
Convertible promissory notes	750	-
Accounts payable and accrued liabilities	2,782	1,257
Total current liabilities	4,632	10,248
Deferred rent	60	69
Total liabilities	4,692	10,317
Mezzanine equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 268,840 shares issued and outstanding as of December 31, 2016 and 1,075 shares issued and outstanding as of March 31, 2016 (liquidation preference value of $667 as of December 31, 2016)	-	-
Additional paid-in capital	4,282	-
Total mezzanine equity	4,282	-
Stockholders’ deficit:
Common stock, $0.001 par value, 150,000,000 shares authorized, 150,000,000 shares issued and outstanding as of December 31, 2016 and 76,245,442 shares issued and outstanding as of March 31, 2016	150	76
Additional paid-in capital	125,054	116,192
Accumulated deficit	(132,538)	(124,551)
Total stockholders' deficit	(7,334)	(8,283)
Total liabilities, mezzanine equity and stockholders' deficit	$1,640	$2,034

(1) Derived from the Company’s audited financial statements.

SALON MEDIA GROUP, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net Revenue	$1,226	$1,950	$3,516	$5,329

Operating expenses:
Production and content	1,152	996	3,093	2,905
Sales and marketing	209	394	708	1,252
Technology	283	342	890	1,069
General and administrative	562	459	1,498	1,464
Total operating expenses	2,206	2,191	6,189	6,690

Loss from operations	(980)	(241)	(2,673)	(1,361)
Interest expense, net	(4,432)	(10)	(4,454)	(30)
Net loss	(5,412)	(251)	(7,127)	(1,391)
Preferred deemed dividend	(860)	-	(860)	-
Net loss attributable to common stockholders	$(6,272)	$(251)	$(7,987)	$(1,391)

Basic and diluted net loss per share	$(0.06)	$(0.00)	$(0.09)	$(0.02)

Weighted average shares used in computing basic and diluted net loss per share	113,938	76,245	88,859	76,245